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Exhibit 10.20

AGREEMENT

        This AGREEMENT (the "Agreement"), dated as of this            day of June, 2002, is entered into by and between Stephen A. Wynn, an individual ("Wynn") and Wynn Resorts, Limited, a Nevada corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, concurrently herewith, Wynn, Kazuo Okada, an individual ("Okada"), Aruze USA, Inc., a Nevada corporation ("Aruze"), and Aruze Corp., a Japanese public corporation ("Aruze Parent"), are entering into a Buy-Sell Agreement (the "Buy-Sell Agreement"); and

        WHEREAS, Wynn and the Company desire to enter into this Agreement to facilitate the financing of the Company and resolve potential future issues related to the Company's ability to obtain gaming licenses and comply with gaming laws.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.
Definitions.    For purposes of this Agreement:

(a)
"LLC" means Valvino Lamore, LLC, a Nevada limited liability company.

(b)
"Operating Agreement" means that certain Amended and Restated Operating Agreement of the LLC, effective as of October 3, 2000, as amended and/or restated from time to time.

(c)
"Shares" means the shares of capital stock of the Company.

(d)
"Stockholders Agreement" means that certain Stockholders Agreement, dated as of April 11, 2002, by and among the members of the LLC, as it may be amended and/or restated from time to time.

2.
Purchase of Aruze's Shares.

(a)
At least 20 days before the earlier of (i) the Wynn Notice Date under Section 3(a) of the Buy-Sell Agreement or (ii) the last day of the period during which Wynn can elect to purchase Aruze's Shares under Section 3(a) of the Buy-Sell Agreement, Wynn or his designee shall provide written notice to the Company (the "Wynn Pre-Notice") of his or his designee's intention to elect to purchase none, some, or all of Aruze's Shares under Section 3(a) of the Buy-Sell Agreement.

(b)
If, in the Wynn Pre-Notice, Wynn or his designee notifies the Company of an intention to elect to purchase less than all of Aruze's Shares under Section 3(a) of the Buy-Sell Agreement, then the Company shall have a period, beginning on the date of the Wynn Pre-Notice and ending 15 days thereafter, to elect by written notice to Wynn to require Wynn or his designee to elect to purchase all of Aruze's Shares under Section 3(a) of the Buy-Sell Agreement.

(c)
Wynn shall have no obligation to offer the Company any opportunity to purchase any of Aruze's Shares under the Buy-Sell Agreement at any time.

(d)
Wynn shall not agree to an amendment of the Buy-Sell Agreement that would adversely affect his rights under the Buy-Sell Agreement to elect to purchase Aruze's Shares.

(e)
The Company shall take all actions necessary or advisable to make the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, inapplicable to the acquisition of Aruze's Shares by Wynn or his designee under the Buy-Sell Agreement. The Company shall also take all actions necessary or advisable to make inapplicable any other similar provisions of law, the Company's articles or bylaws or any stockholder rights or other Company plan or arrangement, whether now existing or hereafter enacted or adopted, that would deny rights, privileges, power or authority to Wynn or his designee as a result of, or with respect to, the acquisition of shares under the Buy-Sell Agreement.

3.
Escrow.    The Company agrees to hold in escrow all Shares owned by Aruze, Aruze Parent, Okada, or any transferee of any of them to secure their obligations under the Buy-Sell Agreement, together with executed stock powers and such other documents as may be required to effect the sale of Shares contemplated thereunder.

4.
Effective Time; Termination of Prior Agreements.    This Agreement shall become effective when the members of the LLC contribute their interests in the LLC to the Company in exchange for Shares in the Company. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.
Miscellaneous.

(a)
Conflicts.    In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Operating Agreement or the Stockholders Agreement, the terms and conditions of this Agreement shall control.

(b)
Further Assurances.    Each party hereto agrees to cooperate with the other party by executing such other documents and taking such other actions as may be necessary or appropriate to carry out the provisions of this Agreement.

(c)
Amendments.    This Agreement may not be amended except by a written agreement executed by all of the parties.

(d)
Legend.    The Company agrees to imprint on all certificates representing Shares owned by Aruze or any transferee the restrictive legend set forth in Section 7(d) of the Buy-Sell Agreement (in addition to any other legend required by applicable laws).

(e)
Transfers in Violation Void.    Any transfer of any Shares in violation of the Buy-Sell Agreement shall be null and void ab initio, and the Company shall not give effect to any such transfer.

(f)
Notices.    Any and all notices, requests, claims, demands and other communications by any party hereto to any other party, required or desired to be given hereunder, shall be in writing and shall be deemed validly given and received (i) if served personally, (ii) if delivered by a nationally recognized overnight courier service, such as Federal Express, providing proof of delivery, (iii) if sent by telegram, telex, or telecopy, or (iv) three days after it is posted with the United States Postal Service if it is sent via certified mail, return receipt requested, postage prepaid. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Wynn:	Mr. Stephen A. Wynn c/o Wynn Resorts, Limited 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Facsimile: 702.791.0167
If to the Company:	Wynn Resorts, Limited 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Facsimile: 702.733.4596 Attention: Legal Department

    or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (g)
  Severability.    If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement.

  (h)
  Specific Performance.    Each of the parties acknowledges that a breach of this Agreement will cause the other party hereto to sustain damages for which such other party would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that the parties shall be entitled to the remedy of specific performance and other equitable relief.

  (i)
  Governing Law.    The laws of the State of Nevada applicable to contracts made in that State, without giving effect to its conflict of law rules, shall govern the validity, construction, performance, and effect of this Agreement.

  (j)
  Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of Nevada in any proceeding arising in connection with this Agreement. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (k)
  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Wynn and a duly authorized officer of the Company on the day and year first written above.

/s/ STEPHEN A. WYNN
Stephen A. Wynn

WYNN RESORTS, LIMITED, a Nevada corporation
By:	/s/ STEPHEN A. WYNN
Stephen A. Wynn Chief Executive Officer

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AGREEMENT